UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2006

ALPHATEC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52024	20-2463898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2051 Palomar Airport Road

Carlsbad, CA 92011

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (760) 431-9286

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On December 14, 2006, Ronald G. Hiscock’s employment as President and Chief Executive Officer of the Company ended.

On December 14, 2006, Vicky A. Romanoski’s employment as Chief Administrative Officer, Vice President and Secretary of the Company ended.

(c) Upon the approval of the Board of Directors, John H. Foster, the Executive Chairman of the Company, shall serve as the President and Chief Executive Officer of the Company. There is no family relationship between Mr. Foster and any of the executive officers or directors of the Company.

Mr. Foster is a managing member of HGP, LLC, which is the general partner of, and has a 20% profits interest in, HealthpointCapital Partners, L.P., the principal stockholder of the Company (“HealthpointCapital”). Mr. Foster is also the Chairman, Chief Executive Officer, a member of the Board of Managers and a managing director of HealthpointCapital, LLC, which has a 25% ownership interest in HGP, LLC and is the parent company of the fund manager of HealthpointCapital. Mr. Foster has a 3.2% beneficial capital interest in HealthpointCapital, a 36.6% direct interest in HGP, LLC and a 44.2% direct and beneficial interest in HealthpointCapital, LLC.

In March 2005, HealthpointCapital purchased 11,633,430 shares of the Company’s Series B common stock and 4,000,000 shares of the Company’s Series B preferred stock for an aggregate purchase price of $40,000,000. Also in March 2005, the Company paid an advisory fee of $1.1 million to HealthpointCapital Advisors, LLC, a registered broker dealer that is an affiliate HealthpointCapital, related to the financing of the acquisition of Alphatec Spine, Inc. In addition, the Company paid a finders’ fee to HealthpointCapital of $0.5 million in October 2005 in connection with the acquisition by Alphatec Spine of the allograft business of Cortek, Inc. In June 2006, the Company paid HealthpointCapital, LLC an advisory fee of $1.0 million for services provided to the Company in connection with the completion of the Company’s initial public offering. In September 2006, the Company paid HealthpointCapital, LLC an additional $0.1 million for out-of-pocket expenses related to the Company’s initial public offering. Since January 1, 2005, the Company has incurred costs of $1.1 million payable to Foster Management Company (an entity owned by Mr. Foster and also a significant equity holder of HealthpointCapital, LLC) for travel expenses, including the use of Foster Management Company’s airplane.

Mr. Foster, 64, has served as Chairman of the Board of Directors of Alphatec Holdings and Alphatec Spine since March 2005 and has served as Executive Chairman since October 2006. He also served as Chief Executive Officer of Alphatec Holdings and Alphatec Spine from March 2005 to October 2005. He is currently a managing member of HGP, LLC, which is the general partner of HealthpointCapital, and Chairman, Chief Executive Officer, a member of the Board of Managers and a managing director of HealthpointCapital, LLC. He has held the position with HGP, LLC since its formation in August 2002 and the positions with HealthpointCapital, LLC since its formation in July 2002. He founded Foster Management Company and has served as its Chairman and Chief Executive Officer since 1972. From inception to date, Foster Management Company has managed seven private equity funds. Mr. Foster is an experienced operating executive and a 30-year veteran of private equity investing. Mr. Foster has served as Chief Executive Officer of most of Foster Management’s portfolio companies, including NovaCare, Inc., a physical rehabilitation services company. Mr. Foster is Chairman of Nexa Orthopedics, Inc. and a director of Scient’x S.A., both medical device companies, on the Dean’s Council at the Harvard School of Public Health, a Trustee of the Hospital for Special Surgery in New York, a Trustee of the Burke Rehabilitation Hospital, an Overseer of the Amos Tuck School of Business Administration, and formerly a Board Member of Avon, Inc. and Corning Incorporated. Mr. Foster received an MBA from Amos Tuck School Dartmouth and a Bachelor of Arts degree from Williams College.

Upon the approval of the Board of Directors, M. Ross Simmonds, the Senior Vice President, Sales and Marketing of the Company, shall serve as the Senior Vice President and Chief Operating Officer of the Company. There is no family relationship between Mr. Simmonds and any of the executive officers or directors of the Company. In addition, Mr. Simmonds is not a party to any transaction with the Company or its subsidiaries that would require disclosure under Item 404(a) of Securities and Exchange Commission Regulation S-K.

Since October 2006 Mr. Simmonds, 49, has served as the Senior Vice President, Sales and Marketing of the Company. From 2004 through October 2006 Mr. Simmonds was the Chief Operating Officer and Senior Vice President at Long Beach Memorial Medical Center and Miller Children’s Hospital in Long Beach, California. From 1989 to 2004, Mr. Simmonds held world-wide senior level sales, marketing and distribution development positions at Interpore Cross International, a company that designs, manufactures and markets synthetic bone and tissue products and spinal implant devices. In his most recent position at Interpore, Mr. Simmonds served as Corporate Officer, responsible for strategic sales and marketing planning and selling strategies for various orthopedic products, including spinal implants. Mr. Simmonds received a Bachelors of Science from Louisiana State University.

The Company’s press release dated December 14, 2006 announcing the end of Mr. Hiscock’s and Ms. Romanoski’s employment and the appointment of Mr. Foster as described above is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

99.1	Press Release dated December 14, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHATEC HOLDINGS, INC.
Dated: December 20, 2006

/s/ Ebun S. Garner, Esq.
Ebun S. Garner, Esq..
General Counsel and VP, Compliance

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated December 14, 2006